Exhibit 10.29
SUMMARY SHEET
OF
2006 COMPENSATION
Director Compensation
     Our non-employee directors receive an annual retainer of $50,000 and an additional fee of $1,500 for attending each Board meeting and each board committee meeting not held on the same day as a Board meeting. Each non-employee director also receives 500 deferred share units as of the date of each annual meeting of stockholders and committee chairs receive an annual fee of $5,000. At the end of each calendar quarter, non-employee directors are paid one-fourth of their annual retainers and committee chair annual fees and fees for attending Board and committee meetings held during the quarter.
     On February 17, 2006, the Board approved the following changes in the company’s non-employee director compensation program, effective as of the 2006 annual meeting of stockholders on May 1:
•	the committee chair annual retainer will be increased from $5,000 to $7,500;

•	non-employee directors will be paid for each committee meeting attended, including committee meetings held on the same day as a Board meeting; and

•	continuing non-employee directors (including directors who are elected or re-elected) will be granted an additional annual equity award as of the date of each annual meeting of stockholders in the from of restricted stock units, or RSUs, with an initial value, based on the price of the company’s common stock on the date of grant, equal to $40,000. The RSUs will be immediately vested and will be subject to mandatory deferral until the later of (1) the director’s retirement or other termination of service from the Board or (2) the date that is three years after the grant date. The RSUs will be settled in shares of Zimmer common stock.
     The terms and conditions of these RSU grants, as well as other equity-based awards that non-employee directors are eligible to receive, are set forth in the Stock Plan for Non-Employee Directors, filed as Exhibit 10.6 to our Current Report on Form 8-K dated August 6, 2001. The First Amendment to the Stock Plan for Non-Employee Directors is filed as Exhibit 10.3 to our Current Report on Form 8-K dated December 15, 2005. The form of RSU award agreement is filed as Exhibit 10.1 to our Current Report on Form 8-K filed February 21, 2006.
     Pursuant to our Restated Deferred Compensation Plan for Non-Employee Directors, we require that 50% of a director’s annual retainer be deferred and credited to a deferred compensation account in the form of deferred share units, the value of which account is determined by the value of Zimmer common stock, until the director owns a total of 5,000 deferred share units. A copy of the Restated Deferred Compensation Plan for Non-Employee Directors is filed as Exhibit 10.2 to our Current Report on Form 8-K dated December 15, 2005.
     We also provide non-employee directors with travel accident insurance when on Zimmer business and reimburse or pay the reasonable travel, lodging and meal expenses incurred by non-employee directors when traveling on Zimmer business.
Named Executive Officers
     Our executive officers serve at the discretion of the Board of Directors. From time to time, the Compensation and Management Development Committee of the Board of Directors reviews and determines the salaries that are paid to our executive officers. The following are the current base salaries for our Chief Executive Officer and three of the four most highly compensated executive officers (the “Named Executive Officers”) identified in the definitive proxy statement dated March 22, 2005. Bruce E. Peterson, former Chairman, Zimmer Americas, who was one of the Named Executive Officers listed in the 2005 proxy statement, retired in January 2005.

Name and Position	2006 Base Salary

J. Raymond Elliott	$750,000
Chairman, President and Chief Executive Officer
Sam R. Leno	$510,000
Executive Vice President, Finance and Corporate Services and Chief Financial Officer
Bruno A. Melzi	€371,000
Chairman, Europe, Africa and Middle East
David C. Dvorak	$400,000
Group President, Global Businesses and Chief Legal Officer
     Each of the Named Executive Officers is also eligible to receive an annual cash incentive award under our Executive Performance Incentive Plan (the “Incentive Plan”) and to receive awards under our 2001 Stock Incentive Plan (the “Stock Plan”). A copy of the Incentive Plan is filed as Exhibit 10.6 to our Annual Report on Form 10-K for the year ended December 31, 2003. A copy of the Stock Plan is filed as Appendix B to our definitive proxy statement on Schedule 14A dated March 24, 2003. A copy of the First Amendment to the Stock Plan is filed as Exhibit 10.1 to our Current Report on Form 8-K dated December 15, 2005. The performance criteria for the 2006 annual incentive awards under the Incentive Plan are disclosed in our Current Report on Form 8-K dated February 21, 2006. Each of the Named Executive Officers is also eligible to receive cash incentive awards with respect to performance during each of 2004, 2005 and 2006 under our Supplemental Performance Incentive Plan (the “Supplemental Plan”). A copy of the Supplemental Plan is filed as Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.
     The Named Executive Officers are also eligible to participate in other employee benefit plans and arrangements as described in our proxy statements, including a defined benefit pension plan, a supplemental pension plan, a savings and investment (401(k)) plan and a supplemental savings and investment plan. Each of the Named Executive Officers has also entered into a change in control agreement that provides certain severance benefits following a change in control of Zimmer and termination of his employment.